EXHIBIT 5(b).3


                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com


                                 March 15, 2004


FPL Group, Inc.
FPL Group Capital Inc
FPL Group Capital Trust I
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

     As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), and FPL Group Capital Trust I, a Delaware statutory trust (the "Trust"), we have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03, as amended, which became effective on April 3, 2003, which registration statement was filed jointly by FPL Group, FPL Group Capital, the Trust, and FPL Group Capital Trust II, a Delaware statutory trust, with the Securities and Exchange Commission under the Securities Act of 1933, as amended; (2) the combined prospectus dated April 3, 2003 forming a part of Registration Statement Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03, as supplemented by a prospectus supplement dated March 3, 2004 relating to (i) 12,000,000 of the Trust's 5 7/8% Preferred Trust Securities, having an aggregate liquidation amount of $300,000,000 (the "Preferred Trust Securities"), issued under the Amended and Restated Trust Agreement, dated as of March 15, 2004 (the "Amended and Restated Trust Agreement"), among FPL Group, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustees named therein, and the several holders of the trust securities (as defined therein), which Preferred Trust Securities are guaranteed (the "Preferred Trust Securities Guarantee") by FPL Group pursuant to the Preferred Trust Securities Guarantee Agreement, dated as of March 15, 2004 (the "Preferred Trust Securities Guarantee Agreement"), between FPL Group, as Guarantor, and The Bank of New York, as Guarantee Trustee, and (ii) $309,278,350 principal amount of 5 7/8% Junior Subordinated Debentures, Series due March 15, 2044 (the "Subordinated Debentures"), issued under the Indenture (For Unsecured Junior Debt Securities relating to Trust Securities), dated as of March 1, 2004 (the "Subordinated Indenture"), from FPL Group Capital, as Issuer, and FPL Group, as Guarantor, to The Bank of New York, as Trustee ("Trustee"), which Junior Subordinated Debentures are absolutely, irrevocably and unconditionally guaranteed (the "Junior Subordinated Debentures Guarantee") by FPL Group pursuant to the terms of the guarantee of FPL Group contained in the Subordinated Indenture, both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Subordinated


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FPL Group Capital Inc
FPL Group Capital Trust I
March 15, 2004
Page 2


Indenture; (4) the Amended and Restated Trust Agreement; (5) the Preferred Trust Securities Guarantee Agreement; (6) the corporate proceedings of FPL Group Capital with respect to the Registration Statement and the Junior Subordinated Debentures; (7) the corporate proceedings of FPL Group with respect to the Registration Statement, the Preferred Trust Securities Guarantee and the Junior Subordinated Debentures Guarantee; and (8) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Junior Subordinated Debentures and a receipt executed on behalf of FPL Group Capital Trust I acknowledging receipt of the purchase price for the Preferred Trust Securities) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that (i) the Subordinated Debentures are legally issued, valid, and binding obligations of FPL Group Capital, and (ii) the Junior Subordinated Debentures Guarantee and the Preferred Trust Securities Guarantee are legally issued, valid, and binding obligations of FPL Group, in each case except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

     In rendering the foregoing opinion, we have assumed that the Subordinated Debentures have been duly authenticated by the Trustee under the Subordinated Indenture, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 3 to Registration Statement Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03.

     We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Steel Hector & Davis LLP, Miami, Florida. As to all matters of New York law, Steel Hector & Davis LLP, is authorized to rely upon this opinion as if it were addressed to it.

                                                  Very truly yours,

                                                  /s/ Thelen Reid & Priest LLP

                                                  THELEN REID & PRIEST LLP